Exhibit 8.1

List of Subsidiaries and Consolidated Entities of KongZhong Corporation, as of March 31, 2012

Name of the Subsidiaries or Consolidated Entities	State or Jurisdiction of Incorporation
Beijing AirInbox Information Technologies Co., Ltd.	People’s Republic of China
Beijing Boya Wuji Technologies Co., Ltd.	People’s Republic of China
Beijing Chengxitong Information Technology Co., Ltd.	People’s Republic of China
Beijing Shiyuan Leya Culture Communication Co., Ltd.	People’s Republic of China
Beijing Wireless Interactive Network Technologies Co., Ltd.	People’s Republic of China
Beijing Xinrui Network Technology Co., Ltd.	People’s Republic of China
Dacheng Holdings Limited	Cayman Islands
Dacheng Investment (Hong Kong) Limited	Hong Kong
KongZhong China Co., Ltd.	People’s Republic of China
KongZhong Information Technologies (Beijing) Co., Ltd.	People’s Republic of China
Nanjing Net Book Culture Co., Ltd.	People’s Republic of China
Shanghai Dacheng Network Technology Co., Ltd.	People’s Republic of China
Shanghai Mailifang Communications Ltd.	People’s Republic of China
Shenzhen Zhida Network Technology Co., Ltd.	People’s Republic of China
Simlife (Beijing) Science Co., Ltd.	People’s Republic of China
Success Blueprint Limited	British Virgin Islands
Tianjin Mammoth Technologies Co., Ltd.	People’s Republic of China
Wuxi Dacheng Network Technology Co., Ltd.	People’s Republic of China
Xiamen Xinreli Technology Co., Ltd.	People’s Republic of China